Exhibit 99.1

AptarGroup Reports Second Quarter Results;
Declares Quarterly Dividend

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--July 16, 2009--AptarGroup, Inc. (NYSE:ATR) today reported second quarter results and declared a quarterly cash dividend of $.15 per share.

Second Quarter 2009 Summary

  All segments remained profitable despite weak economic conditions
  Year-to-year sales declined 20% on an absolute basis but declined only 11% excluding changes in currency rates
  Operating income declined 28%, including a $3.1 million charge for facilities consolidation and other severance costs
  Cost saving efforts contributed to a sequential improvement in operating margin percentage

SECOND QUARTER RESULTS

For the quarter ended June 30, 2009, sales decreased 20% to $440.5 million from $551.3 million a year ago. Product and custom tooling sales declined 11% and changes in exchange rates accounted for the remaining 9% decline.

Second Quarter Segment Sales Analysis
(Change From Prior Year)

	Beauty &			Total
	Home	Closures	Pharma	AptarGroup
Product and Custom Tooling Sales	-17%	-8%	-2%	-11%
Currency Effects	-9%	-9%	-10%	-9%
Acquisitions	0%	2%	0%	0%
Reported Change in Sales	-26%	-15%	-12%	-20%

Commenting on the quarter, Peter Pfeiffer, President and CEO, said, “All segments continued to navigate well through a very difficult business environment. Each of our business segments had profitable quarters, retained their market shares, successfully executed a variety of cost savings initiatives and continued to invest in new product development.”

Pfeiffer added, “Our Beauty & Home segment continued to be the most impacted by economic conditions, especially in developed markets. Sales to the fragrance/cosmetic market dropped significantly and this explains the majority of the segment’s 17% year-to-year decline in sales excluding currency effects. Beauty & Home segment income declined 58% to $11.1 million, including approximately $.3 million of expense related to the facilities consolidation and severance (“consolidation/severance”) programs, compared to the prior year primarily due to underutilized capacity.

“The Closures segment’s sales decline of 8%, excluding currency effects, primarily reflects the pass-through of resin cost decreases. Excluding the impact of exchange rate changes, a decline in sales to the personal care market was offset by strong sales to the food/beverage market. Closures segment income increased 10% to $13.7 million despite a $2.8 million charge relating to consolidation/severance expenses. A variety of cost saving programs is having a noticeable effect in this segment.”

Pfeiffer continued, “Our Pharma segment’s sales, excluding currency effects, were down 2% from the prior year. Pharma segment income declined 12% to $31.3 million primarily due to changes in currency exchange rates.”

On a consolidated basis, operating income declined 28% to $48.0 million (including approximately $3.1 million of consolidation/severance expenses), down from $66.6 million a year ago.

Reported diluted earnings per share, which include the consolidation/severance expenses, decreased 36% to $.41 per share. Diluted earnings per share, excluding consolidation/severance expenses, decreased 31% to $.44 compared to $.64 per share in the prior year.

YEAR-TO-DATE RESULTS

Year-to-date sales decreased 19% to $872.3 million from approximately $1.1 billion a year ago. Product and custom tooling sales declined 11%, changes in exchange rates accounted for 9% of the decrease and acquisitions contributed 1% to sales.

Operating income decreased 28% to $88.5 million (including approximately $3.1 million of consolidation/severance expenses) down from $122.6 million a year ago. Reported diluted earnings per share, which include the consolidation/severance expenses, decreased 32% to $.79 per share. Diluted earnings per share, excluding consolidation/severance expenses, decreased 29% to $.82 compared to $1.16 per share in the prior year.

FACILITIES CONSOLIDATION AND SEVERANCE PROGRAMS

The Company had previously announced a plan to consolidate two French dispensing closure manufacturing facilities and several sales offices in North America and Europe and has subsequently expanded the program to include additional headcount reductions. The total costs associated with the consolidation/severance programs are estimated to be approximately $7 million, of which $3.1 million was recorded in the second quarter of 2009. The majority of the remaining costs are expected to be recorded as incurred over the next two quarters. Annual savings are estimated to be in the range of $3 million to $4 million primarily beginning in 2010.

OUTLOOK

Pfeiffer added, “While we are encouraged that late second quarter activity seems to indicate that things may be stabilizing in some of the hardest hit markets, visibility remains very low and uncertainty remains. We also believe that the road out from the bottom of these markets will not be a rapid ascent, but rather a prolonged, gradual journey. Our customers know in these stressful times they can count on stable partners like AptarGroup and we will continue to offer outstanding service and the industry’s best dispensing systems. We will continue to diligently control costs and maintain our strong balance sheet while generating fresh new ideas through research and development. Excluding facilities consolidation and severance program charges, we anticipate diluted earnings per share for the third quarter to be in the range of $.44 to $.49 per share compared to $.57 per share in the prior year.”

CASH DIVIDEND AND SHARE REPURCHASE PROGRAM

The Board of Directors declared a quarterly dividend of $.15 per share, payable August 19, 2009 to shareholders of record as of July 29, 2009.

During the quarter, the Company repurchased approximately 108,000 shares of common stock for approximately $3.4 million leaving approximately 4.3 million shares authorized for repurchase at the end of the second quarter.

OPEN CONFERENCE CALL

There will be a conference call on Friday, July 17, 2009 at 8:00 a.m. CDT to discuss the Company’s second quarter results for 2009. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia, and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates, changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net Sales	$ 440,508	$ 551,319	$ 872,324	$ 1,083,577
Cost of Sales (exclusive of depreciation
shown below)	288,826	372,908	578,547	735,688
Selling, Research & Development and
Administrative (1)	69,163	77,451	140,601	157,943
Depreciation and Other Amortization	31,435	34,372	61,536	67,327
Facilities Consolidation and Severance Expenses	3,095	-	3,095	-
Operating Income (2)	47,989	66,588	88,545	122,619
Other Income/(Expense):
Interest Expense	(5,157)	(4,336)	(8,604)	(8,943)
Interest Income	711	3,410	1,986	6,859
Equity in Results of Affiliates	0	126	0	223
Miscellaneous, net	(1,110)	259	(1,229)	(685)
Income before Income Taxes	42,433	66,047	80,698	120,073
Provision for Income Taxes (1)	13,961	20,771	25,632	37,918
Net Income	$ 28,472	$ 45,276	$ 55,066	$ 82,155

Net (Income)/Loss Attributable to Noncontrolling Interests	(12)	(3)	59	19
Net Income Attributable to AptarGroup, Inc.	$ 28,460	$ 45,273	$ 55,125	$ 82,174
Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$ 0.42	$ 0.67	$ 0.81	$ 1.21
Diluted	$ 0.41	$ 0.64	$ 0.79	$ 1.16

Average Numbers of Shares Outstanding:
Basic	67,705	68,038	67,691	68,103
Diluted	69,293	70,563	69,660	71,032

(1) - In order to be comparable to the current period presentation, the Company has revised its presentation relating to a French research and development tax credit by reclassifying amounts from Provision for Income Taxes to Selling, Research & Development and Administrative. See Footnote (2) to Segment Information for further details.

(2) - Included in total Operating Income are expenses related to stock options of approximately $1.7 million and $6.8 million in the second quarter and first six months, respectively, of 2009, and $1.4 million and $8.6 million in the second quarter and first six months, respectively, of 2008.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	June 30, 2009	December 31, 2008
ASSETS

Cash and Equivalents	$ 249,076	$ 192,072
Receivables, net	315,614	343,937
Inventories	232,554	244,775
Other Current Assets	67,214	78,965
Total Current Assets	864,458	859,749
Net Property, Plant and Equipment	735,338	720,882
Goodwill, net	227,276	227,041
Other Assets	23,083	24,150
Total Assets	$ 1,850,155	$ 1,831,822

LIABILITIES AND EQUITY

Short-Term Obligations	$ 88,501	$ 64,619
Accounts Payable and Accrued Liabilities	280,229	310,408
Total Current Liabilities	368,730	375,027
Long-Term Obligations	207,626	226,888
Deferred Liabilities	89,914	98,109
Total Liabilities	666,270	700,024

AptarGroup, Inc. Stockholders' Equity	1,183,128	1,131,030
Noncontrolling Interests in Subsidiaries	757	768
Total Equity	1,183,885	1,131,798

Total Liabilities and Equity	$ 1,850,155	$ 1,831,822

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2009	2008	2009	2008
NET SALES
Beauty & Home	$ 213,941	$ 288,911	$ 425,613	$ 572,674
Closures	123,087	144,245	240,263	278,521
Pharma	103,522	118,162	206,447	232,377
Other	(42)	1	1	5
Total Net Sales	$ 440,508	$ 551,319	$ 872,324	$ 1,083,577

SEGMENT INCOME (1)
Beauty & Home (2)	$ 11,143	$ 26,301	$ 21,954	$ 55,042
Closures (2)	13,740	12,493	25,357	23,317
Pharma (2)	31,279	35,561	60,483	66,094
Corporate Expenses and Other	(9,295)	(7,385)	(20,419)	(22,277)
Total Income Before Interest and Taxes	$ 46,867	$ 66,970	$ 87,375	$ 122,176
Interest Expense, Net	(4,446)	(926)	(6,618)	(2,084)
Net Income/(Loss) Attributable to Noncontrolling Interests	12	3	(59)	(19)
Income before Income Taxes	$ 42,433	$ 66,047	$ 80,698	$ 120,073

SEGMENT INCOME AS % OF NET SALES
Beauty & Home	5.2%	9.1%	5.2%	9.6%
Closures	11.2%	8.7%	10.6%	8.4%
Pharma	30.2%	30.1%	29.3%	28.4%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense net of interest income, stock option and corporate expenses, income taxes and certain unusual items.

(2) Included in the segment income figures reported above, are consolidation/severance expenses and reclassified research & development tax credits as follows:

CONSOLIDATION/SEVERANCE EXPENSES
Beauty & Home	$ (257)	$ -	$ (257)	$ -
Closures	(2,838)	-	(2,838)	-
Pharma	-	-	-	-
Total Consolidation/Severance Expenses	$ (3,095)	$ -	$ (3,095)	$ -

RESEARCH & DEVELOPMENT TAX CREDITS
Beauty & Home	$ 475	$ 356	$ 950	$ 697
Closures	-	-	-	20
Pharma	775	1,012	1,550	1,983
Total Research & Development Tax Credits	$ 1,250	$ 1,368	$ 2,500	$ 2,700

CONTACT:
Stephen J. Hagge
AptarGroup, Inc.
815-477-0424